UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 21, 2006

WPT Enterprises, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-14479	77-0639000
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5700 Wilshire Blvd., Suite 350, Los Angeles, California		90036
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	323-330-9900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 21, 2006, WPT Enterprises, Inc. (the "Company") entered into and executed a Source Code License and Service Agreement, effective as of June 16, 2006 (the "Agreement") with CyberArts Licensing, LLC ("CyberArts"), pursuant to which CyberArts granted to the Company a perpetual, nonexclusive, nontransferable, nonsublicensable license for the object code of certain poker software and related banking and cardroom management software tools (the "Software") for the Company’s development of its own online poker room. The Company paid CyberArts a one-time license fee of $1.3 million for the Software upon the execution of the Agreement, as well as a payment of $180,000 for the first year of CyberArts’ support and maintenance for the Software. During the term of the Agreement, the Company is obligated to pay CyberArts an annual fee of $180,000, subject to annual increases of up to a maximum of 9% in each year, for continuing support and maintenance, payable on the anniversary of the effective date of the Agreement. The support and maintenance services can be cancelled by either party at any time upon 60 days notice. Additionally, at the Company’s request and expense, CyberArts shall provide the Company with custom development work on the Software.

The Agreement provides for standard licensing terms that prevent the Company from sublicensing, copying, modifying or re-branding the Software. The Company has the right to purchase the source code for the Software at any time during the term of the Agreement for $4 million less any amounts previously paid by the Company for the Software’s object code. Upon purchase of the source code, the Company would have the ability to copy, modify or otherwise customize the Software, subject to certain restrictions agreed to by the Company, such as agreements not to (i) sublicense or copy the Software for the benefit of any third-party entity except in connection with certain affiliate marketing arrangements, (ii) transfer or assign the Software, or distribute the Software’s source code, to any third party except pursuant to the terms of the Agreement, or (iii) alter, remove or obscure copyright or other proprietary labels or notices on the Software.

The term of the Agreement will continue perpetually unless terminated by either party on 30 days prior notice for any material breach by the other party of the material terms of the Agreement or upon the occurrence of certain other events, such as a bankruptcy or liquidation proceeding. Additionally, the Company may terminate the Agreement and recover all fees paid by it to CyberArts (excluding certain support and custom development fees) upon the sooner to occur of (a) April 1, 2007, or (b) 120 days after the Company launches its real-money gaming website utilizing the Software, in the event that the Software does not perform to the Company’s reasonable expectations, subject to a 30-day cure period. CyberArts has also warrantied the Software’s performance and freedom from defects and workmanship for 270 days after the effective date of the Agreement, and has agreed to repair or replace the Software if any warranty claims are made in that period. Upon termination, if the Company has purchased the Software’s source code, or if the termination results from certain breaches of the Agreement by CyberArts, the Company will, subject to certain limitations, be able to continue the use of the Software. If the Company has not purchased the source code prior to termination, the Company will not be able to use the Software thereafter.

Item 7.01 Regulation FD Disclosure.

On June 27, 2006, WPT Enterprises, Inc. issued a press release announcing that it has reached an agreement with CyberArts to provide technology and software for re-launching WPTE’s online gaming business.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable
(b) Not applicable
(c) Not applicable
(d) Exhibit 99.1 - Press Release Dated June 27, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WPT Enterprises, Inc.

June 21, 2006	By:	/s/ Adam Pliska

Name: Adam Pliska
Title: General Counsel

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated June 27, 2006